Exhibit 10.1

CONFIDENTIAL

June 1, 2023

Garry E Menzel, Ph.D

By e-mail to: garry@tcr2.com

Re:	Separation Agreement

Dear Garry

On March 6, 2023, TCR2 Therapeutics Inc. (the “Company”, “we” or “TCR2) announced entry into a definitive agreement under which we will combine with Adaptimmune Plc in an all-stock transaction (the “Transaction”). By a letter dated June 1, 2023 you have resigned your position with the Company. Your employment will end on June 1, 2023 (, the “Separation Date”).

We sincerely appreciate your service and thank you for the contributions you made to TCR2. As you know, you and the Company are parties to an employment agreement (the “Employment Agreement”) that provides for severance pay and benefits upon certain types of terminations, subject to you entering into a Separation Agreement and Release. The termination of your employment is a termination without Cause within the Change in Control Period for purposes of, and as such terms are defined in, the Employment Agreement, and this separation agreement (the “Agreement”) is the Notice of Termination and the Separation Agreement and Release referenced and defined in the Employment Agreement. Accordingly, if you enter into this Agreement and satisfy the conditions set forth in Section 2 below, the Company will provide you with the Severance Benefits described in Section 6(a) of the Employment Agreement, as set forth in Section 1 below.

The following bulleted terms and conditions will apply regardless of whether you decide to accept or reject this Agreement:

•	Final Pay. The Company will pay you your salary for all work performed by the Company through the Separation Date, as well as pay, at your final base rate of pay, for any accrued but unused vacation through the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company (together, the “Final Pay”). Payment will be made in accordance with your Employment Agreement, namely on or before the time required by law but in no event more than 30 days after the Separation Date.

•	Transaction Bonus. On or within 30 days following the consummation of the merger between the Company and Adaptimmune Therapeutics plc, the Company will pay you the transaction bonus of $171,875 as previously agreed in the letter agreement dated March 28, 2023.

•	Expenses: The Company shall reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the Separation Date, after the Company’s timely receipt from you of appropriate documentation pursuant to the Company’s business expense reimbursement policy.

•	Benefits: If you are currently enrolled in the Company’s group health care coverage programs, your coverage ends on the last day of the month in which the Separation Date occurs (the “Health Care Coverage End Date”). You will have the right to continue group health care coverage in those programs after the Separation Date under the law known as “COBRA,” which will be described in a separate written notice. Any COBRA continuation coverage will be at your own expense, except that Section 1(c) of this Agreement (the “Employer Portion of COBRA Premiums”) will apply if this Agreement becomes effective. Your eligibility to participate in the Company’s other employee benefit plans and programs will cease on or after the Separation Date in accordance with the terms of the applicable benefit plan or program.

●	Confidential Information; Post-Employment Restrictions: You are subject to continuing obligations under the Employee Confidentiality, Assignment and Non-Solicitation Agreement and/or any other restrictive covenant agreement that you entered into with the Company (the “Restrictive Covenants Agreements”). This includes, without limitation, any nonsolicitation obligations, which will be strictly enforced, except that the Company is waiving any post-employment noncompetition restriction (the “Noncompete Waiver”). You will be provided with copies of your Restrictive Covenants Agreements upon request, please contact HR with any questions.

•	Return of Documents, Files and Equipment: Save as required for any ongoing services to the Company, you must return to the Company, without deletion or alteration, all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective) and must disclose to the Company all passwords and passcodes related to the same.

•	Equity: Your “service relationship” for purposes of vesting in any outstanding, unvested Company restricted stock units, stock options or other equity awards (“Equity Awards”) ends on the later of (i) Separation Date; or (ii) termination or expiry of a services agreement entered into between you and the Company for provision of services to the Company and covering a period immediately following the Separation Date. Pursuant to the terms of the applicable equity award agreement and underlying equity incentive plan (the “Equity Documents”), all unvested Equity Awards that you hold will terminate as of the Separation Date, provided, if this Agreement becomes effective, Section 1(d) of this Agreement (“Accelerated Vesting”) will apply.

The remainder of this letter proposes the Agreement between you and the Company. This Agreement will only apply if you sign to indicate your agreement and acceptance of the following terms:

1.	Severance Benefits

If (i) you enter into and fully comply with this Agreement and the Continuing Obligations (as defined below); and (ii) you do not resign prior to the Separation Date (unless the Company agrees in writing to such a resignation) then in consideration for the foregoing, the Company shall provide you with the following payments and benefits (the “Severance Benefits”):

(a)           Severance Pay. The Company shall pay you an amount equal to 18 months of your final base salary (the “Severance Pay”). Payment will be made in accordance with the terms of your Employment Agreement and in substantially equal installments in accordance with the Company’s payroll practice over eighteen (18) months commencing within 60 days after the Separation Date.

(b)           2023 Annual Bonus. Although you are normally required to remain employed on the date of payment in order to receive an annual bonus, the Company will pay you your full 2023 annual bonus in the amount of $343,750, less applicable tax withholdings. Payment will be made in accordance with the terms of your Employment Agreement and with the first installment of the Severance Pay.

(c)           Employer Portion of COBRA Premiums. If you are eligible for COBRA, the Company will make a lump sum payment equal to the gross value, less applicable tax withholdings, to cover 18 months of the employer portion of premiums that it pays for active employees for the same level of group medical, dental and vision coverage. You will be responsible for paying the remaining portion of the premiums for such coverage. If applicable, you may continue coverage after the Health Benefits Period entirely at your own expense for the remainder of the COBRA continuation period, subject to continued eligibility.

(d)           Accelerated Vesting. Notwithstanding anything to the contrary in the Equity Documents, those shares underlying your Equity Awards and subject to time-based vesting shall immediately accelerate and become fully exercisable or nonforfeitable as of the Separation Date. Notwithstanding the foregoing, no additional vesting will occur during the period between the Separation Date and the Effective Date.

(e)           Outplacement Assistance. The Company has arranged for various resources for employees impacted by the Company’s restructuring. More information will be available to you as details are finalized. Please contact HR with any specific questions about outplacement assistance.

2.	Release of Claims

In consideration for, among other terms, the Severance Benefits, to which you acknowledge you would otherwise not be entitled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns (including Adaptimmune Plc), its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, members, managers, employees, administrators, trustees, representatives, attorneys, accountants and agents, of each of the foregoing, and all others connected with any of them, in their official and personal capacities (collectively referred to as the “Releasees”) generally from all causes of action, rights, claims, demands, debts, damages and liabilities of every name and nature, known or unknown, of any nature whatsoever (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;
•	of wrongful discharge or violation of public policy;
•	of breach of contract;
•	of defamation or other torts;
•	under the wage and hour, wage payment and/or fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its affiliates;
•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, the Age Discrimination in Employment Act or 1967 (ADEA); the Older Workers Benefit Protection Act (OWBPA), Title VII of the Civil Rights Act of 1964 and the Massachusetts Fair Employment Practices Act);
•	under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act or the Fair Labor Standards Act);
•	for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

This release will not affect your rights under this Agreement or apply to rights or claims that cannot be waived as a matter of law, nor shall it apply to any rights to indemnification you may have under an applicable indemnification agreement or D&O insurance. You acknowledge that as of the Company’s most recent payroll payment of salary to you, you were fully paid for all salary and wages then due to you. This Agreement is intended to be effective as a general release of and bar to all Claims, including unknown Claims, as described in Exhibit A, which is incorporated by reference herein.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

You acknowledge and agree that Final Pay in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid to you.

3.	Continuing Obligations

You hereby acknowledge that you continue to be bound by, and reaffirm all provisions of the Restrictive Covenants Agreements, which are incorporated by reference as material terms of this Agreement, subject to the Noncompete Wavier referenced above. You also hereby reaffirm the litigation and regulatory cooperation provision in Section 8(c) of the Employment Agreement (the “Cooperation Provision”), which is incorporated by reference herein.

Your continuing obligations to the Company pursuant to the Restrictive Covenants Agreements, the Cooperation Provision and Sections 4 (“Return of Property”) and 5 (“Nondisparagement”) of this Agreement are collectively referred to as the “Continuing Obligations.”

4.	Return of Property

By signing below and unless otherwise required to perform ongoing services for the Company or Adaptimmune Plc or any affiliate or subsidiary of Adaptimmune Plc, you agree that no later than the Separation Date (or earlier, if requested by the Company), you will return to the Company, without altering, deleting or purging any files or documents that may contain Company information, all “Company Property,” which shall include, without limitation, Company laptop, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). After returning all such Company Property to the Company, you must delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any such property, you must return it to the Company immediately. This Section 4 is in addition to, and not in lieu of, your obligations to the Company pursuant to the Restrictive Covenants Agreements.

5.	Nondisparagement

To the extent permitted by applicable law and subject to Section 6(a), you agree not to disparage the Company or its employees or agents and you agree to refrain from making, either directly or indirectly, any negative, damaging or otherwise disparaging communications concerning the Company or its business activities.

6.	Other Provisions

(a)           Protected Disclosures. Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

(b)           Termination of Payments. In the event that you fail to comply with any of your obligations under this Agreement (including the Continuing Obligations), in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate any payments of the Severance Benefits and/or seek repayment of any previously paid payments of the Severance Benefits. Any such consequences of a breach by you will not affect the release or your continuing obligations under this Agreement.

(c)           Absence of Reliance; Non-Admission. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company. By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.

(d)           Jurisdiction. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(e)           Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of any of the Continuing Obligations. You further agree that money damages would be an inadequate remedy for any breach of the Continuing Obligations. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

(f)            Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(g)           Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(h)          Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(i)            Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, including, without limitation, the Employment Agreement, provided that the Restrictive Covenants Agreements (subject to the Noncompete Waiver), the Equity Documents (subject to Section 1(d) above) and any other obligations specifically preserved in this Agreement shall remain in full force and effect.

(j)            Legally Binding. The Company advises you to consult with an attorney before entering into this Agreement. By agreeing to the terms of this Agreement, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement. You also acknowledge and agree that all notice requirements under the Employment Agreement have been satisfied.

(k)           Time for Consideration; Right to Revoke, Effective Date.

To accept this Agreement sign and return via DocuSign within the time period specified below:

(i)	If you are under age 40 as of the Separation Date, you have been given the opportunity to consider this Agreement for fourteen (14) days from your receipt of this Agreement before signing it (the “Consideration Period”), although you may elect to sign it sooner. This Agreement will become effective upon execution by both parties (the “Effective Date”).

(ii)	If you are age 40 or over as of the Separation Date, you have been given the opportunity to consider this Agreement for forty-five (45) days from your receipt of this Agreement before signing it (the “Consideration Period”), although you may elect to sign it sooner. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned. This Agreement will become effective on the first business day following the expiration of the revocation period (the “Effective Date”). You acknowledge receipt of the enclosed OWBPA disclosure memorandum.

For the avoidance of doubt, (i) if you breach any of the provisions of this Agreement during the Consideration Period, the offer of this Agreement may be withdrawn and your execution of this Agreement will not be valid, and (ii) if you reject this Agreement, then your employment will end on a date to the determined by the Company but you will not be entitled to any of the benefits set forth in this Agreement.

(l)            Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. Electronic and pdf and DocuSign signatures shall be deemed to have the same legal effect as originals.

[Signature page follows]

CONFIDENTIAL

Please indicate your agreement to the terms of this Agreement by signing and returning it via DocuSign within the time period set forth above.

Very truly yours,

TCR2 Therapeutics Inc.

/s/ William Bertrand		June 1, 2023
Name:	William Bertrand	Date
Title:	President and Corporate Secretary

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

/s/ Garry E Menzel PhD.	June 1, 2023
Garry E Menzel PhD.	Date

Exhibit A

If you work or worked for the Company or resided during any period of your employment in any of the following states, then the Claims released by the “Release of Claims” in Section 3 of the Separation Agreement to which this Exhibit A is appended include, without limitation, any and all Claims arising under the following state and local laws:

•	Florida: all Claims under the Florida Civil Rights Act (§§ 760.01 to 760.11, Fla. Stat.); Florida Whistleblower Protection Act (§§ 448.101 to 448.105, Fla. Stat.); Florida Workers' Compensation Retaliation provision (§ 440.205, Fla. Stat.); Florida Minimum Wage Act (§ 448.110, Fla. Stat.); Article X, Section 24 of the Florida Constitution (Fla. Const. art. X, § 24) and the Florida Fair Housing Act (§§ 760.20 to 760.37, Fla. Stat.).

•	Maryland: all Claims under Title 20 of the State Government Article of the Maryland Annotated Code.

•	New Hampshire: all Claims under New Hampshire Protective Legislation Law, New Hampshire Unemployment Compensation Law, New Hampshire Uniform Trade Secrets Act, New Hampshire Whistleblowers' Protection Act, New Hampshire Minimum Wage Act, New Hampshire Public Employee Labor Relations Act, New Hampshire Dog and Horse Racing Employees Act, New Hampshire Safety and Health of Employees Law, and New Hampshire Law Against Discrimination.

•	Pennsylvania: all Claims under the Pennsylvania Human Relations Act and the Pennsylvania Whistleblower Law.

•	Texas: all Claims under Chapter 21 of the Texas Labor Code and the Texas Anti-Retaliation Act.